Exhibit 99.14

ISSN 1718-8369

Volume 7, number 4	December 14, 2012
AS AT AUGUST 31, 2012

Highlights for August 2012

❑	Budgetary revenue in August amounts to $5.3 billion, up $259 million compared to last year. Own-source revenue amounts to $4.1 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $4.2 billion, up $83 million compared to last year.

❑	Debt service stands at $654 million, up $43 million compared to last year.

❑	A surplus of $611 million was achieved in August 2012, compared with $387 million last year.

❑	Taking the $67 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $544 million in August 2012.

On the basis of the cumulative results as at August 31, 2012, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1 195 million. The new government is holding to the budget deficit objective of $1 500 million for the 2012-2013 fiscal year, as stipulated in the Balanced Budget Act. In accordance with Budget 2013-2014, the Act will be amended to exclude the exceptional loss arising from the closing of the Gentilly-2 nuclear generating station

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	August		April to August		2013-2014 Budget
	2011[1]	2012	2011-2012[1]	2012-2013	2012-2013	Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	3 799	4 057	20 507	20 608	53 192	5,8

Federal transfers	1 248	1 249	6 232	6 230	15 705	3,0
Total	5 047	5 306	26 739	26 838	68 897	5,2

BUDGETARY EXPENDITURE

Program spending	-4 069	-4 152	-24 783	-25 369	-62 642	1,9

Debt service	-611	-654	-3 084	-3 213	-7 917	7,7
Total	-4 680	-4 806	-27 867	-28 582	-70 559	2,5

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	-25	70	420	608	462	—

Health and social services and education networks	-14	-26	-22	-59	-100	—

Generations Fund	59	67	296	345	879	—
Total	20	111	694	894	1 241	—
Contingency reserve	—	—	—	—	-200	—

Exceptional loss – closing of the Gentilly-2 generating station	—	—	—	—	-1 805	—

SURPLUS (DEFICIT)	387	611	-434	-850	-2 426	—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-59	-67	-296	-345	-879	—

Exceptional loss – closing of the Gentilly-2 generating station	—	—	—	—	1 805	—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	328	544	-730	-1 195	-1 500	—
Note:	Consolidated budgetary transactions as at August 31, 2012 do not reflect the exceptional loss arising from the closing of the Gentilly-2 nuclear generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

Cumulative results as at August 31, 2012

Budgetary balance

❑

For the period from April 2012 to August 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 195 million. A deficit during the first five months of the fiscal year is consistent with the historical trend. Indeed, during this period expenditures generally exceed revenues since government departments use larger amounts in the course of their activities.

❑

For fiscal year 2012-2013 as a whole, the forecast budget deficit remains unchanged at $1.5 billion as stipulated in Budget 2013-2014. The following items have a particular effect on the budgetary balance of the current year:

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at August 31;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST); That will contribute to reducing the deficit at the beginning of 2013;

—	a contingency reserve of $200 million.

Budgetary revenue

❑	As at August 31, 2012, budgetary revenue amounts to $26.8 billion, $99 million more than as at August 31, 2011.

—	Own-source revenue stands at $20.6 billion, $101 million more than last year.

—	Federal transfers amount to $6.2 billion, an amount similar to last year.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $28.6 billion, an increase of $715 million, or 2.6%, compared to last year.

—	For the first five months of the fiscal year, program spending rose by $586 million, or 2.4%, and stands at $25.4 billion. The growth forecast for 2012-2013 in the budget last November 20 is 1.9%.

—	The most significant changes are in the Health and Social Services ($429 million) and the Education and Culture ($116 million) missions.

—	Debt service amounts to $3.2 billion, up $129 million or 4.2% compared to last year.

Consolidated entities

❑	As at August 31, 2012, the results of consolidated entities show a surplus of $894 million. These results include:

—	a surplus of $608 million for non-budget-funded bodies and special funds;

—	a $59-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $345 million.

Net financial requirements

❑

As at August 31, 2012, consolidated net financial requirements stand at $3.8 billion, a decrease of $1.1 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	August			April to August
	2011[1]	2012	Change	2011-2012[1]	2012-2013	Change
BUDGETARY REVENUE

Own-source revenue	3 799	4 057	258	20 507	20 608	101

Federal transfers	1 248	1 249	1	6 232	6 230	- 2
Total	5 047	5 306	259	26 739	26 838	99

BUDGETARY EXPENDITURE

Program spending	- 4 069	- 4 152	-83	- 24 783	- 25 369	- 586

Debt service	- 611	- 654	- 43	- 3 084	- 3 213	- 129
Total	- 4 680	- 4 806	-126	- 27 867	- 28 582	- 715

CONSOLIDATED ENTITIES[2]

Non-budget-funded bodies and special funds	- 25	70	95	420	608	188

Health and social services and education networks	- 14	- 26	-12	- 22	- 59	- 37

Generations Fund	59	67	8	296	345	49
Total	20	111	91	694	894	200
SURPLUS (DEFICIT)	387	611	224	- 434	- 850	- 416

Consolidated non-budgetary requirements	- 70	- 605	- 535	- 4 463	- 2 973	1 490

CONSOLIDATED NET FINANCIAL REQUIREMENTS	317	6	- 311	-4 897	- 3 823	1 074
Note:	Consolidated budgetary and financial transactions as at August 31, 2012 do not reflect the exceptional loss arising from the closing of the Gentilly-2 nuclear generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	August			April to August
Revenue by source	2011[1]	2012	Change %	2011-2012[1]	2012-2013	Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	1 470	1 544	5.0	7 630	7 449	- 2.4

Contributions to Health Services Fund	482	474	- 1.7	2 506	2 648	5.7

Corporate taxes	218	293	34.4	1 543	1 355	- 12.2

Consumption taxes	1 184	1 261	6.5	6 204	6 656	7.3

Others sources	110	129	17.3	844	807	- 4.4
Total own-source revenue excluding government enterprises	3 464	3 701	6.8	18 727	18 915	1.0

Revenue from government enterprises	335	356	6.3	1 780	1 693	- 4.9
Total own-source revenue	3 799	4 057	6.8	20 507	20 608	0.5

Federal transfers

Equalization	651	616	- 5.4	3 256	3 080	- 5.4

Protection payment	31	30	- 3.2	154	151	- 1.9

Health transfers	382	403	5.5	1 887	2 009	6.5

Transfers for post-secondary education and other social programs	123	126	2.4	614	631	2.8

Other programs	61	74	21.3	321	359	11.8
Total federal transfers	1 248	1 249	0.1	6 232	6 230	—
BUDGETARY REVENUE	5 047	5 306	5.1	26 739	26 838	0.4
Note:	General fund revenue as at August 31, 2012 does not reflect the exceptional loss arising from the closing of the Gentilly-2 nuclear generating station.
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	August			April to August
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 080	2 185	5.0	12 164	12 593	3.5

Education and Culture	877	862	- 1.7	6 146	6 262	1.9

Economy and Environment	286	283	- 1.0	2 311	2 328	0.7

Support for Individuals and Families	516	508	- 1.6	2 507	2 521	0.6

Administration and Justice	310	314	1.3	1 655	1 665	0.6
Total program spending	4 069	4 152	2.0	24 783	25 369	2.4
Debt service	611	654	7.0	3 084	3 213	4.2
BUDGETARY EXPENDITURE	4 680	4 806	2.7	27 867	28 582	2.6

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	August 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	755	67	46	258	1 602	—	2 728	- 1 581	1 147

EXPENDITURE

Expenditure	- 493	—	- 46	- 258	- 1 543	- 26	- 2 366	1 503	- 863

Debt service	- 153	—	—	—	- 98	—	- 251	78	- 173

TOTAL	- 646	—	- 46	- 258	- 1 641	- 26	- 2 617	1 581	- 1 036
RESULTS	109	67	—	—	- 39	- 26	111	—	111

	April to August 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	3 937	345	420	2 231	9 392	—	16 325	- 9 145	7 180

EXPENDITURE

Expenditure	- 2 704	—	- 420	- 2 231	- 8 714	- 59	- 14 128	8 737	- 5 391

Debt service	- 764	—	—	—	- 539	—	- 1 303	408	- 895

TOTAL	- 3 468	—	- 420	- 2 231	- 9 253	- 59	- 15 431	9 145	- 6 286
RESULTS	469	345	—	—	139	- 59	894	—	894
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications at 418 528-9323.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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